Exhibit 99.1

GENETHERA ANNOUCES A CASH DIVIDEND

WHEAT RIDGE, CO -- (MARKET WIRE) -- April 18, 2007 -- GeneThera, Inc. (OTCBB: GTHA) announced today that it has declared a regular cash dividend of $.0004 per share on the company’s common stock. The dividend is payable on May 31, 2007, to stockholders of record as of the close of business on May 21, 2007.

Genethera has approximately 38 million shares of common stock outstanding.

ABOUT GENETHERA, INC.:

GeneThera, Inc. is a molecular biotechnology company located in Wheat Ridge, CO. The Company provides genetic diagnostic solutions for the veterinary and agricultural industries with future plans to include the health-care industry. The Company's proprietary diagnostic solution is based on a genetic expression assay, GEA™, a protocol designed to function on a highly automated Fluorogenic PCR platform. This platform enables GeneThera to offer tests that are presently not available from other technologies. The GEA is designed for a host of individual diseases, the current priority being Mad Cow Disease, Chronic Wasting Disease, a disease affecting elk and deer in North America; E.Coli 0157:H7 and Johnne's Disease, diseases affecting cattle worldwide.

"Safe Harbor" Statement: Certain statements in this release are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet the terms and conditions required to obtain its project financing, risks and delays associated with product development, risk of market acceptance of new products, risk of technology or product obsolescence, competitive risks, reliance on development partners and the need for additional capital.